EXECUTION VERSION

TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT (this “Agreement”) dated as of April 5, 2011, is entered into by and among Merck & Co. Inc., a company formed under the laws of New Jersey (“Parent”), Monarch Transaction Corp., a Delaware corporation and wholly-owned Subsidiary of Parent (“Purchaser”) and Warburg Pincus Private Equity IX, L.P., a limited partnership organized under the laws of Delaware (“Stockholder”).

WITNESSETH:

WHEREAS, Parent, Purchaser and Inspire Pharmaceuticals, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, modified or supplemented from time to time, the “Merger Agreement”) pursuant to which Parent has agreed to cause Purchaser to make a cash tender offer to purchase all the issued and outstanding shares of common stock, par value $0.001 per share (the “Company Common Stock”) of the Company and the associated preferred stock purchase rights (the “Rights”, and together with the Company Common Stock, each, a “Share”, and collectively, the “Shares”) at a price per Share of $5.00 net to the seller in cash, without interest (such amount, or any higher amount per Share paid pursuant to the Offer in accordance with the Merger Agreement, the “Offer Price”), and thereafter merge with and into the Company (the “Merger”) with the result that the Company becomes a wholly-owned subsidiary of the Parent;

WHEREAS, Stockholder is, as of the date hererof, the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of Shares set forth opposite the name of Stockholder on Schedule I attached hereto (such Shares, together with any Shares or other securities of the Company (including all additional shares of capital stock of the Company and all additional options, warrants and other rights to acquire shares of capital stock of the Company) of which Stockholder obtains beneficial ownership after the date hereof, being collectively referred to herein as the “Covered Shares” of Stockholder);

WHEREAS, Parent and Purchaser desire to enter into this Agreement in connection with their efforts to consummate the acquisition of the Company;

WHEREAS, Stockholder has agreed to convey to Parent and Purchaser pursuant to and subject to the terms of this Agreement beneficial ownership of all of the Covered Shares; and

WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Covenants.

1.1 Lock-Up.  Subject to Section 1.5, except as contemplated by the Merger Agreement, Stockholder hereby covenants and agrees that between the date hereof and the Termination Date (as defined below), Stockholder shall not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, gift, place in trust or otherwise dispose of or limit its right, title or interest or right to vote in any manner any of the Covered Shares, or agree to do any of the foregoing, (b) grant any proxies or powers of attorney with respect to any of the Covered Shares, deposit any of the Covered Shares into a voting trust or enter into a voting agreement or other similar commitment or arrangement with respect to any of the Covered Shares in contravention of the obligations of Stockholder under this Agreement or (c) permit any Covered Shares to be, or become subject to any Liens (as defined below). Notwithstanding the foregoing, in connection with any transfer not involving or relating to any Takeover Proposal, Stockholder may transfer any or all of the Covered Shares to any Affiliate, subsidiary, partner or member of Stockholder; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (A) each Person to which any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to Parent and Purchaser a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement, and (B) this Agreement shall be the legal, valid and binding agreement of such Person, enforceable against such person in accordance with its terms.

1.2 No Solicitations.  Between the date hereof and the Termination Date, Stockholder agrees neither Stockholder nor Stockholder’s officers or directors shall, and Stockholder shall not, and shall not authorize or permit, any agent, representative, employee, affiliate, advisor, attorney, accountant, investment banker, consultant or associate of Stockholder or those of its subsidiaries (collectively, “Representatives”) to, directly or indirectly, take any action that the Company is prohibited from taking pursuant to Section 6.8 of the Merger Agreement.

1.3 Certain Events.  This Agreement and the obligations hereunder will attach to the Covered Shares and will be binding upon any person to which legal or beneficial ownership of any or all of the Covered Shares passes, whether by operation of Law or otherwise, including without limitation, Stockholder’s successors or assigns. This Agreement and the obligations hereunder will also attach to any additional shares of common stock issued to or acquired by Stockholder, but such additional shares shall not be Optioned Shares (as defined below) for purposes of this Agreement.

1.4 Grant of Proxy; Voting Agreement.

(a) Stockholder has revoked or terminated any and all proxies, voting agreements or similar arrangements previously given or entered into with respect to the Covered Shares and hereby grants Parent until the Termination Date a limited irrevocable proxy to vote the Covered Shares as to which such Stockholder has voting power for such Stockholder and in such Stockholder’s name, place and stead, at any annual or special meeting of the stockholders of the Company, as applicable, or at any adjournment thereof, whether before or after the Acceptance Time, solely (i) for the adoption of the Merger Agreement and the approval of the Merger, including each other action, agreement and transaction in furtherance of the Offer, the Merger Agreement, Merger and this Agreement, to the extent contemplated thereby and hereby, (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Offer or the Merger and the transactions contemplated by the Merger Agreement, (iii) except as otherwise agreed to in writing in advance by Purchaser, against any other action, proposal, transaction or agreement that would compete with or interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Offer or the Merger and (iv) as directed by Parent or Purchaser with respect to any Takeover Proposal.  The proxy granted by Stockholder pursuant to this Section 1.4 is coupled with an interest and is irrevocable and is granted in consideration of Purchaser entering into this Agreement and incurring certain related fees and expenses.  Notwithstanding the foregoing, the proxy granted by this Section 1.4 shall be revoked upon the Termination Date.  Such irrevocable proxy is executed and intended to be irrevocable in accordance with Section 212 of the DGCL. Except as expressly set forth herein, Parent acknowledges (i) that the proxy granted hereby shall not be effective for any other purpose, and (ii) such proxy shall not limit the rights of the Stockholder to vote or exercise its rights to consent in favor of or against, or abstain with respect to, any matter presented to the Company’s stockholders that is not subject to the limited irrevocable proxy granted to Parent in respect of the Covered Shares pursuant to the first sentence of this Section 1.4(a).  The proxy granted hereunder shall be automatically revoked upon termination of this Agreement in accordance with its terms. The parties acknowledge and agree that neither Parent, nor Parent’s successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever to Stockholder in connection with or as a result of any voting by Parent of the Covered Shares subject to the irrevocable proxy hereby granted to Parent at any annual or special meeting of the stockholders of the Company for the purpose set forth herein.

(b) This irrevocable proxy shall not be terminated by any act of Stockholder or by operation of law (including, without limiting the foregoing, by the dissolution or liquidation of any corporation or partnership). If between the execution hereof and the Termination Date, if any corporation or partnership holding the Covered Shares should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates representing the Covered Shares shall be delivered by or on behalf of Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by Parent hereunder shall be as valid as if such dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Parent has received notice of such dissolution, liquidation or other event.

1.5 Tender of Shares.  Stockholder agrees, in exchange for the Offer Price, to tender the Covered Shares to Purchaser in the Offer not later than five (5) Business Days following the commencement of the Offer (such Covered Shares being referred to herein as the “Tender Shares”); provided, however, that Stockholder may withdraw any Tender Shares so tendered above at any time following the Termination Date; provided, further, that Stockholder shall not have any obligation under this Section 1.5 to tender the Tender Shares into the Offer if that tender could cause Stockholder to incur liability under Section 16(b) of the Exchange Act.

1.6 Option.

(a) On the terms and subject to the conditions set forth herein, Stockholder hereby grants to Parent an irrevocable option (the “Option”) to purchase all of the right, title and interest of the Stockholder in and to all of the Covered Shares (the “Optioned Shares”) with a price per share equal to the Offer Price.  Parent may exercise the Option only if (i) Purchaser has acquired shares of common stock pursuant to the Offer and (ii) Stockholder has failed to tender into the Offer all of the Covered Shares or shall have withdrawn the tender of any Covered Shares in breach of this Agreement.  Parent may exercise the Option at any time within the sixty (60) days following the date when such Option first becomes exercisable.

(b) In the event that Parent is entitled to and wishes to exercise the Option, Parent shall send a written notice to Stockholder specifying the place and the date for the closing of such purchase, which date shall be not more than sixty (60) days after the date of such notice; provided, that in the event that prior notification to, or approval of, any Governmental Authority is required in connection with the exercise of the Option or there shall be in effect any preliminary or final injunction or other order issued by any Governmental Authority prohibiting the exercise of the Option, the period of time during which the date of the closing may be fixed shall be extended until the tenth (10th) day following the last date on which all required approvals shall have been obtained, all required waiting periods shall have expired or been terminated and any such prohibition shall have been vacated, terminated or waived.

(c) At the closing of the purchase of the Optioned Shares pursuant to exercise of the Option, simultaneously with the payment by Parent of the purchase price for Stockholder’s Optioned Shares, Stockholder shall deliver, or cause to be delivered, to Purchaser certificates representing the Optioned Shares duly endorsed to Parent or accompanied by stock powers or other transfer documents duly executed by the Company in blank, together with any necessary stock transfer stamps properly affixed, free and clear of all Liens.

(d) The Parent, Purchaser or the Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 1.6 to Stockholder such amounts as are required to be withheld under the Code or the Treasury Regulations or any other Tax law.

1.7 Waiver of Appraisal and Dissenters’ Rights and Actions.  Stockholder hereby (a) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that Stockholder may have and (b) agrees not to commence or participate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, the Company or any of their respective successors challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or the consummation of the Offer or the Merger.

1.8 Public Announcement.  Stockholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law, including any filings with the SEC pursuant to the Exchange Act.  This Section 1.8 shall terminate and be of no further force or effect upon the earlier of (a) the Termination Date and (b) consummation of the Merger.

1.9 Disclosure.  Stockholder hereby authorizes Parent and Purchaser to publish and disclose in any announcement or disclosure required by the SEC, the Nasdaq Stock Market or any other national securities exchange and in the Offer Documents and, if necessary, the Proxy Statement (including all documents and schedules filed with the SEC in connection with either of the foregoing), Stockholder’s identity and ownership of the Covered Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement. Parent and Purchaser hereby authorize Stockholder to make such disclosure or filings as may be required by the SEC or the Nasdaq Stock Market or any other national securities exchange.

2. Representations and Warranties of Stockholder.  Stockholder hereby represents and warrants to Parent and Purchaser, as of the date hereof and at all times until the Termination Date, that:

2.1 Ownership.  As of the date hereof, Stockholder is the record holder or beneficially holds all of the Covered Shares set forth on Schedule I, in each case, except as set forth on Schedule I, free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever, other than those arising under the securities laws or under the Company’s governance documents (collectively, “Liens”). At the time Purchaser purchases Tender Shares from Stockholder pursuant to the Offer, Stockholder will transfer and convey to Purchaser good and marketable title to such Tender Shares, free and clear of all Liens created by or arising through Stockholder.

2.2 Authorization.  Stockholder has the legal capacity, power and authority to execute, deliver and perform all of Stockholder’s obligations under this Agreement and to consummate the transactions contemplated hereby and has the power to vote and the power to dispose of the Covered Shares with no restrictions on its voting rights or rights of disposition pertaining thereto, except as set forth in this Agreement or that may exist pursuant to the securities laws.  Stockholder has duly and validly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

2.3 No Violation.  Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Stockholder to notify, file or register with, or obtain any permit, authorization, consent or approval of, any Governmental Authority other than filings with the SEC pursuant to the Exchange Act, or (b) violate, or cause a breach of or default under, or conflict with any contract, agreement or understanding, any Law binding upon Stockholder, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have a material adverse effect on Stockholder’s ability to satisfy its obligations under this Agreement. As of the date hereof, no proceedings are pending which, if adversely determined, will have a material adverse effect on Stockholder’s ability to vote or dispose of any of the Shares.

2.4 Stockholder Has Adequate Information.  Stockholder is a sophisticated seller with respect to the Covered Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Covered Shares and has independently and without reliance upon either Purchaser or Parent and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Stockholder acknowledges that neither Purchaser nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Stockholder acknowledges that the agreements contained herein with respect to the Covered Shares held by Stockholder are irrevocable (prior to the Termination Date).

2.5 No Setoff. Stockholder has no liability or obligation related to or in connection with the Covered Shares other than the obligations to Parent and Purchaser as set forth in this Agreement.

3. Representations and Warranties of Parent and Purchaser.  Parent and Purchaser hereby represent and warrant to Stockholder, as of the date hereof that:

3.1 Authorization.  Parent and Purchaser have the legal capacity, power and authority to execute, deliver and perform all of their obligations under this Agreement and to consummate the transactions contemplated hereby. Parent and Purchaser have duly and validly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

3.2 No Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or cause a breach of or default under, any contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any Governmental Authority, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on either the Parent’s or the Purchaser’s ability to satisfy its obligations under this Agreement.

4. Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement shall survive the Termination Date. The respective representations and warranties of Stockholder, Parent and Purchaser contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto.

5. Specific Performance.  Stockholder acknowledges that Parent and Purchaser will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Parent and Purchaser upon the breach by Stockholder of such covenants and agreements, Parent and Purchaser shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

6. Miscellaneous.

6.1 Term.  This Agreement and all obligations hereunder shall terminate upon the earlier of (a) the Effective Time, (b) the date of any modification, waiver, change or amendment of the Offer or the Merger Agreement executed after the date hereof that results in a (i) a decrease in the Offer Price or Merger Consideration (each as defined in the Merger Agreement on the date hereof) or (ii) a change in the form of consideration to be paid in the Offer or in the form of Merger Consideration, and (c) the termination of the Merger Agreement in accordance with its terms (the earliest of (a), (b) and (c), the “Termination  Date”). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 6.1 shall relieve any party from liability for any willful breach of this Agreement prior to termination hereof, and (ii) the provisions of this Article 6 shall survive any termination of this Agreement.

6.2 Capacity as a Stockholder; Fiduciary Duties.  Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of all of the Covered Shares, and not in Stockholder’s capacity as a director, officer or employee of the Company or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust, and (b) nothing herein will be construed to limit or affect any action or inaction by Stockholder or any Representative of Stockholder, as applicable, serving on the Company Board or as an officer or fiduciary of the Company or any employee benefit plan or trust, acting in such person’s capacity as a director, officer, trustee and/or fiduciary.

6.3 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

6.4 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

6.5 Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

6.6 Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7 Assignment. Without limitation to Section 1.1 and subject to this Section 6.7, this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Purchaser may freely assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (a) Parent, (b) Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent, (c) one or more direct or indirect wholly-owned Subsidiaries of Parent, or (d) any direct or indirect holder of five percent (5%) or more of the capital stock of Parent or any Subsidiary thereof (each an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligations hereunder to one or more additional Assignees; provided, however, that (x) in no event will any assignment to an Assignee cause a material delay or impair the ability of Parent and Purchaser to consummate the Transactions and (y) in connection with any assignment to an Assignee, Parent and Purchaser (and the assignor, if applicable) shall agree to remain liable for the performance by Parent and Purchaser (and such assignor, if applicable) of their obligation hereunder.

6.8 Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement and shall become effective when counterparts have been by signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

6.9 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)           if to Parent or Purchaser, to:

Merck & Co., Inc.
One Merck Drive
Whitehouse Station, New Jersey 08889
Attn:           Richard N. Kender
Facsimile:  (908) 735-1214

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attn:           David N. Shine, Esq.
Facsimile:  (212) 859-4000

(b)           If to Stockholder, to the address indicated on Schedule I attached hereto.

Any party may by notice given in accordance with this Section 6.9 to the other parties designate updated information for notices hereunder.

6.10 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to any applicable principles of conflicts of Laws.

6.11 Enforceability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, absent agreement among the parties, a court is authorized to so modify this Agreement.

6.12 Further Assurances.  From time to time, at Parent’s request and without further consideration, subject to the terms and conditions of this Agreement, Stockholder shall execute and deliver to Parent such documents and take such action as Parent may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Parent good, valid and marketable title to the Covered Shares.

6.13 Remedies Not Exclusive.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.14 Waiver of Jury Trial.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.

6.15 No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s certificate of incorporation, the possible acquisition of the Shares by Parent and Purchaser pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto and (c) this Agreement is executed by all parties hereto.

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IN WITNESS WHEREOF, Parent, Purchaser and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

PARENT: MERCK & CO., INC. By: /s/ Richard N. Kender Name: Richard N. Kender Title: Senior Vice President, Business Development & Corporate Licensing

[Signature Page to Tender and Support Agreement]

PURCHASER: MONARCH TRANSACTION CORP. By: /s/ Richard N. Kender Name: Richard N. Kender Title: President

[Signature Page to Tender and Support Agreement]

STOCKHOLDER:

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By:  Warburg Pincus IX, LLC,
its General Partner

By:  Warburg Pincus Partners, LLC
its Sole Member

By:  Warburg Pincus & Co.,
its Managing Member

          By:    /s/ Scott A. Arenare
                  Name: Scott A. Arenare
                  Title:  Partner

[Signature Page to Tender and Support Agreement]

SCHEDULE I

Name	Address	Shares
Warburg Pincus Private Equity IX, L.P.	Attention: Scott A. Arenare, Esq. 450 Lexington Avenue New York, NY 10017 Facsimile: (212) 878-9351	22,907,488